Exhibit 10.51

SECOND AMENDMENT TO

STOCK PURCHASE AGREEMENT

This Second Amendment to Stock Purchase Agreement (the “Second Amendment”), dated as of August 1, 2008, by and among Prospect Medical Group, Inc., a California professional corporation (“Group”) and Prospect Medical Holdings, Inc., a Delaware corporation, and an affiliate of Group (“Holdings”) (Group and Holdings are collectively referred to herein as the “Prospect Parties”), Greater Midwest, a Nevada corporation (“Greater Midwest”), Sierra Medical Group Holding Company, Inc., a California professional corporation (“Heritage PC”), and Richard Merkin, M.D. (“Shareholder”) (Greater Midwest, Heritage PC and the Shareholder are collectively referred to herein as the “Heritage Parties”) amends that certain Stock Purchase Agreement dated as of April 23, 2008, as amended by that First Amendment to Stock Purchase Agreement dated as of July 2, 2008 by and among the Prospect Parties and the Heritage Parties (as amended by the First Amendment, the “Agreement”).  Capitalized terms used herein without definition shall have the meanings defined for such terms in the Agreement.

AGREEMENT

The parties hereto agree as follows:

1.             Modification of Section 1.6(a).  The title to Section 1.6(a) shall be amended and restated as follows:

“(a)         Hard Money Amount; Release of Funds From Escrow On or Prior to Closing Date.”

2.             New Subsection 1.6(a)(v) is hereby added to the Agreement as follows:

“(v)  The Prospect Parties and the Heritage Parties hereby agree that the Heritage Parties may, by written notice to the Escrow Agent and the Prospect Parties on or after the Closing Date, direct that One Million Five Hundred Thousand Dollars ($1,500,000) of the Balance Sheet Adjustment Amount paid into Escrow Fund on the Closing Date be advanced to the Heritage Parties for use solely in the operation of the AV Entities in the ordinary course of business in accordance with past custom and practice (the “Business Operations Escrow Advance”).

3.             Modification of Subsections 1.6(c)(ii) and (iii).  Subsections 1.6(c)(ii) and (iii) shall be amended and restated as follows:

“(ii)         If the Closing Date Balance Sheet Reconciliation results in a Downward Balance Sheet Adjustment, the Heritage Parties and the Prospect Parties shall, without regard to whether the Enrollment Reconciliation has been determined, give the Escrow Agent instructions to promptly disburse to the

Heritage Parties an amount (which shall be calculated by the Heritage Parties and the Prospect Parties) equal to: (i) the amount of such Downward Balance Sheet Adjustment, less (ii) the amount of the Business Operations Escrow Advance; which amount shall be paid to Greater Midwest as soon as practicable following Escrow Agent’s receipt of such notice.  (If such Downward Balance Sheet Adjustment is less than One Million Five Hundred Thousand Dollars ($1,500,000), the portion of the Business Operations Escrow Advance not offset by the Downward Balance Sheet Adjustment shall be referred to herein as the “Net Remaining Business Operations Escrow Advance.”)  If the Closing Date Balance Sheet Reconciliation results in an Upward Balance Sheet Adjustment, the Escrow Agent shall continue to hold such amount until resolution of the Enrollment Reconciliation.  Upon the subsequent resolution of the Enrollment Reconciliation which results in a payment to the Heritage Parties, the Heritage Parties and the Prospect Parties shall give the Escrow Agent instructions to promptly disburse to the Heritage Parties an amount (which shall be calculated by the Heritage Parties and the Prospect Parties) equal to (x) the amount of any Enrollment Reconciliation payment due the Heritage Parties, less (y) the Net Remaining Business Operations Escrow Advance, if any, and less (z); the amount of any Upward Balance Sheet Adjustment due the Prospect Parties, if any, which amount shall be paid to Greater Midwest as soon as practicable following Escrow Agent’s receipt of such notice, and shall pay any balance remaining in the Escrow after payment of all amounts due the Heritage Parties to the Prospect Parties.

“(iii)        Notwithstanding anything set forth herein to the contrary, the payments due following the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation shall not be limited to the remaining Balance Sheet Adjustment Amount then held by the Escrow Agent.  If the aggregate net payment due either the Heritage Parties or the Prospect Parties exceeds the remaining Balance Sheet Adjustment Amount then held by the Escrow Agent, the parties owing such excess amount shall pay the other parties any excess amount not more than ten (10) business days after completion of the last to occur of the Closing Date Balance Sheet Reconciliation and the Enrollment Reconciliation.”

4.             Modification of Section 4.7.  Section 4.7 shall be amended and restated as follows:

“4.7         Employees.  The Prospect Parties have entered into employment agreements (“Employment Agreements”) dated as of April 1, 2008, with four (4) non-physician senior employees to induce such employees to continue their employment through and after the Closing (the “Contracted Employees”).  The Prospect Parties have further entered into a severance agreement (“Severance Agreement”) dated as of April 1, 2008, with Jay Jayakumar, a senior non-physician employee to induce him to continue his employment through the Closing Date.  The Employment Agreements provide for payment of a severance payment if the Contracted Employee’s employment is terminated prior to the end of the initial term of the Employment Agreement.  The Severance Agreement provides for  payment of $172,492.00 to Mr. Jayakumar if there is a change of ownership of SMM and he either resigns voluntarily or is terminated involuntarily (“Jayakumar Severance Amount”).   The Severance Agreement also restricts the

employment of Mr. Jayakumar by the Heritage Parties for one year following the date of his resignation or termination.

(a) With respect to the Employment Agreements, the Prospect Parties and the Heritage Parties agree that: (a) the Heritage Parties shall retain at least 2 of the Contracted Employees, (b) the Heritage Parties shall have until sixty (60) days following the Closing to elect to retain or terminate the other 2 Contracted Employees and, as to either or both of the 2 Contracted Employees whom Heritage chooses not to retain on or prior to the end of such 60 day period, the Prospect Parties shall be liable for any severance pay or other termination benefits beyond those ordinarily granted by the AV Entities to terminated employees (“Termination Pay”).  For purposes of Section 1.6(b) hereof, any Termination Pay due any such Contracted Employee terminated during such sixty (60) day period shall be treated as a Balance Sheet Liability.  Following such sixty (60) day period, the Heritage Parties and/or the AV Entities shall be solely liable for any Termination Pay due upon termination of any Contracted Employee.

(b) With respect to the Severance Agreement, the Prospect Parties and the Heritage Parties agree that, immediately prior to the Closing, (i) SMM and Mr. Jayakumar shall terminate the Severance Agreement in its entirety, including the bonus and employment restrictions contained therein, and (ii) SMM and Mr. Jayakumar shall enter into a new employment agreement which shall provide for Mr. Jayakumar’s continued employment with SMM for a one year period commencing on the Closing Date and a bonus to be paid to Mr. Jayakumar on the Closing Date (as provided in Section 4.15 below) in the amount of $105,000.00 (“Jayakumar Bonus Payment”).”

5.             New Section 4.14 is hereby added to the Agreement as follows:

“4.14       Indemnification for Obligations under Blue Shield/Cigna Health Plan Agreements.  The Prospect Parties and the Heritage Parties hereby acknowledge and agree that the Heritage Parties are currently seeking the consent of the health plans for whom the AV Entities provide medical services to the change of ownership of the AV Entities to the Heritage Parties.  The Prospect Parties and the Heritage Parties acknowledge that Blue Shield and Cigna  are requiring that Group and/or Group and certain of Group’s other subsidiaries(1) (collectively, “Assignors”), continue to be fully liable for the obligations, duties and responsibilities of the provider (collectively, “Post-Closing Liabilities”) under the Blue Shield and Cigna health plan agreements (collectively, the “BS&C Agreements”), including Post-Closing Liabilities related to enrollees assigned to the AV Entities (“AV Post-Closing Liabilities”).  The Prospect Parties and the Heritage Parties agree that as between the Prospect Parties (including all Assignors) and the Heritage Parties, the Heritage Parties are solely responsible for all AV Post-Closing Liabilities notwithstanding any language to the contrary in the consent agreement with Blue Shield and/or Cigna.  The Prospect Parties and the Heritage Parties further agree that as between the Prospect Parties (including all Assignors) and the Heritage Parties, the Prospect Parties (including all Assignors) are solely responsible for all Post Closing Liabilities exclusive of the AV Post-Closing Liabilities (the “Prospect Post-Closing Liabilities”).

(1) The payor contract for Cigna includes the following subsidiaries of Group who are also deemed “assignors” of the health plan agreement and remain liable under the terms of the consent agreement after the Closing Date: Prospect Health Source Medical Group, Inc., Prospect NWOC Medical Group, Inc., Prospect Professional Care Medical Group, Inc., and Nuestra Famila Medical Group, Inc.

The Heritage Parties acknowledge and agree that any AV Post-Closing Liabilities resulting in any damage, loss, liability or expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance), suffered or incurred by any of the Assignors or the Prospect Parties shall constitute Prospect Indemnifiable Damages under Article Section 6 of the Agreement.  Notwithstanding any provision in Article 6 of the Agreement to the contrary, any Prospect Indemnifiable Damages shall be excluded from the calculation of the Indemnification Floor and the Indemnification Cap, as such terms are defined in Section 6.2 hereof.

The Prospect Parties acknowledge and agree that any Prospect Post-Closing Liabilities resulting in any damage, loss, liability or expense (including without limitation (A) reasonable expenses of investigation and reasonable attorneys’ fees and reasonable expenses in connection with any action, suit or proceeding, (B) any fees and expenses in connection with the retention of counsel to pursue insurance coverage, (C) any amounts paid to defend, litigate, settle, satisfy a judgment, or otherwise resolve disputes with the insurance carrier, if any, or the claimant; and (D) all amounts not covered by insurance), suffered or incurred by any of the AV Entities, the Heritage Parties or the assignee under the Blue Shield and Cigna consents, shall constitute Heritage Indemnifiable Damages under Article Section 6 of the Agreement.  Notwithstanding any provision in Article 6 of the Agreement to the contrary, any Heritage Indemnifiable Damages shall be excluded from the calculation of the Indemnification Floor and the Indemnification Cap, as such terms are defined in Section 6.2 hereof.”

6.             New Section 4.15 is hereby added to the Agreement as follows:

“4.15       Bonuses.  The Prospect Parties and the Heritage Parties hereby acknowledge and agree that on the Closing Date the Heritage Parties shall pay, via check, from the Purchase Price on behalf of the Prospect Parties, those physician provider bonuses aggregating $55,500.00 set forth on Schedule 4.15(a) hereto, those staff bonuses aggregating $22,000.00 set forth on Schedule 4.15(b) hereto, and the Jayakumar Bonus Payment.  Such payments shall not be treated as Balance Sheet Liabilities for purposes of Section 1.6(b) hereof.”

7.             New Section 4.16 is hereby added to the Agreement as follows:

“4.16       Tail Insurance.  The Prospect Parties and the Heritage Parties hereby acknowledge and agree that on the Closing Date the Heritage Parties shall pay, via wire transfer, from the Purchase Price on behalf of the Prospect Parties, the premium for the Tail Coverage, in the amount and to the insurance company, provided by the Prospect Parties on the Closing Date.  Such payment shall not be treated as Balance Sheet Liabilities for purposes of Section 1.6(b) hereof.”

8.             Miscellaneous.

(a)           This Second Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions.  This Second Amendment may be amended only by an agreement in writing, signed by the parties hereto.  The Stock Purchase Agreement, as amended by the First Amendment and this Second Amendment, is a valid, binding, and enforceable agreement in accordance with its terms.

(b)           This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

(c)           This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Second Amendment attached thereto.

(d)           Except as amended and/or modified by this Second Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this Second Amendment.  Upon any conflict between the provisions of this Second Amendment and the provisions of the Agreement, the provisions of this Second Amendment shall prevail.  Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Second Amendment to Stock Purchase Agreement as of the date first written above.

“Group”

PROSPECT MEDICAL GROUP, INC.

By:	/s/ Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.,
Chief Executive Officer

“Holdings”

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel Lee
Samuel Lee,
Chief Executive Officer

“Greater Midwest”

GREATER MIDWEST

By:	/s/ Richard Merkin, M.D.
Richard Merkin, M.D.,
President

“Heritage PC”

Sierra Medical Group Holding Company, Inc.

By:	/s/ Richard Merkin, M.D.
Richard Merkin, M.D.,
President

“Shareholder”

/s/ Richard Merkin, M.D.
Richard Merkin, M.D.